EXHIBIT 5







                                        December 22, 1994



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.   20549

RE: Ogden Corporation Form S-8 Registration Statement in connection with the Ogden Projects, Inc. ("OPI")
     Stock Option Plan (the "Stock Option Plan")

Dear Sirs:

     I am Associate Counsel and Assistant Secretary of Ogden Corporation (the "Corporation"). In that capacity, I have acted as counsel for the Corporation in connection with the Corporation's Registrant Statement on Form S-8 (the "Registration Statement") filed by the Corporation on December 22, 1994 with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act") relating to the issuance of 290,921 shares of the Corporation's Common Stock ($.50 par value) together with an equal number of Rights to Purchase Preferred Stock (collectively the "Common Stock"), pursuant to the Stock Option Plan.

     Pursuant to a merger to become effective on December 29, 1994, OPI will become a wholly-owned subsidiary of the Corporation and the Stock Option Plan will be assumed by the Corporation. The 290,921 shares of Common Stock being registered under the Registration Statement are reserved for issuance in accordance with the merger whereby outstanding options granted under the Stock Option Plan will be converted into options of the Corporation and each optionee will be entitled to .84 of a share of Common Stock of the Corporation for each share of OPI common stock issuable under each option.

     In furnishing this opinion, I have examined such documents, legal opinions and precedents, corporate and other records of the Corporation and certificates of officers of the Corporation as I have deemed necessary or appropriate to provide a basis for the opinion set forth below. In this examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as original documents and conformity to original documents of all documents submitted to me as certified or photostatic copies.
     Based on the foregoing, it is my opinion that the 290,921 shares of Common Stock issuable under the Stock Option Plan are duly authorized and, when issued on December 29, 1994 or thereafter in accordance with the terms of the Stock Option Plan, at prices in excess of the par value thereof, will be validly issued, fully paid and nonassessable.
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     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent, I do not thereby admit that I am an expert with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term "expert" as used in the Act or the rules and regulations of the Commission issued thereunder.

                                        Very truly yours,

                                        /s/J. L. Effinger

                                        J. L. Effinger